Corporate By-Laws/Plan Professionals, Limited	February 09, 1999	page 1 of 5

CORPORATE BY-LAWS

Plan Professionals, Limited

As adopted by its Shareholders entitled to vote for the government of the Corporation.

ARTICLE I - Meeting of Shareholders

1.	Annual Meetings. The Annual Meeting of the Shareholders of this Corporation shall be held at the principal office of the Corporation, in Topeka, Kansas on the first day in December of each year, at 10:00 'clock A.M., if not a legal holiday, but if a legal holiday, then on the day following at the same hour. The first annual meeting of the Corporation shall be in 2000.
2.	Special Meetings of the shareholders of this Corporation shall be called by the Secretary, pursuant the written request of shareholders representing 25% of the shares issued and entitled to vote. Calls for special meetings shall specify the time, place and object or objects thereof, and no business other than that specified in the call therefore shall be considered at any such meetings.
3.	Notice of Meetings. A written or printed notice of the annual or any special meeting of the shareholders, stating the time and place, and in case of special meetings, the objects thereof, shall be given to each shareholder entitled to vote at such meeting appearing on the books of the Corporation, by
4.	mailing same to his address as the same appears on the records of the Corporation or of its Transfer Agent, or Agents, at least fourteen (14) days before any such meeting; provided, however, that no failure or irregularity of notice of any annual meeting shall invalidate the same or any proceeding thereat.
5.	All notices with respect to any shares to which persons are jointly entitled may be given to that one of such persons who is named first upon the books of the Corporation and notice so given shall be sufficient notice to all the holders of such shares.
6.	Quorum. A majority in number of the shares authorized and subscribed to, shall be requisite to constitute a quorum at any meeting of shareholders, but less than such majority may adjourn the meeting of shareholders from time to time and at any such adjourned meeting any business may be transacted which might have been transacted if the meeting had been as originally called.
7.	Proxies. Any shareholder entitled to vote at a meeting of shareholders may be represented and vote thereat by proxy appointment by an instrument in writing, subscribed by each shareholder, or by his/her duly authorized attorney, and submitted to the Secretary at or before such meeting.

ARTICLE II - Corporate Seal

The State of Kansas does not require a Corporate Seal, therefore this corporation shall have no Corporate Seal. All documents normally requiring a Corporate Seal shall be deemed executed with the notarized signature of the then President or Secretary of this corporation.

Corporate By-Laws/Plan Professionals, Limited	February 09, 1999	page 2 of 5

ARTICLE III - Shares of Stock

This corporation is authorized to issue only one class of common stock. The total number of shares of stock which the corporation shall have authority to issue shall be Two Hundred Thousand (200,000) shares of common stock, no par value. Such shares may be issued for such consideration as is determined from time to time by the stockholders acting as the board of directors of the corporation.

The issuance of the authorized stock of this corporation shall be subject to the following restrictions:

1.	All of this corporation’s issued stock of all classes, exclusive of treasury shares, shall be held of record by not more than 30 persons.
2.	The stock of this corporation may only be issued to and held by such persons, including an estate or trust, qualified to hold stock in a small business corporation, as defined in Section 1371 of the Internal Revenue Code of 1954, as amended.
3.	The stock of this corporation shall not be issued to any persons, corporation, partnership, or other legal entity, unless such person, corporation, partnership or other legal entity shall be qualified to own stock in a close corporation organized under the provisions of K.S.A. 17-7201 et seq. No stockholder of this corporation shall transfer any of the stock of this corporation to any such person or other legal entity unless such person or entity is qualified to own stock in a close corporation organized under the provisions of K.S.A 17-7201 et seq., and meets the requirements of IRC Section 1371 et seq., as amended.
4.	No stockholder of this corporation shall sell, assign, pledge or otherwise transfer, encumber or dispose of any of his/her shares of stock of the corporation which he/she may now own or hereafter acquire unless such stockholder shall have first complied with all restrictions upon transfer of stock set out in the Bylaws adopted by this corporation as subsequently amended. Further, no stockholder of this corporation shall sell, assign, pledge or otherwise transfer, encumber or dispose of any shares of stock of this corporation unless he/she shall have first obtained the consent of this corporation to such proposed transfer. All stock certificates of this corporation shall bear an endorsement complying with the provisions of K.S.A. 17-6426 noting conspicuously on such stock certificate the restriction herein set forth.
5.	The corporation shall make no offering of any of its stock of any class which would constitute a “public offering” within the meaning of the United States Securities Act of 1933 as it may be amended from time to time.

ARTICLE IV - Directors

The business affairs of the corporation shall be managed by the stockholders of the corporation rather than a board of directors. The stockholders of the corporation shall be deemed the directors for the purpose of complying with the provisions of the Kansas Corporation Code and the Kansas Corporation Act as further outlined in Article EIGHT of the Articles of Incorporation.

Corporate By-Laws/Plan Professionals, Limited	February 09, 1999	page 3 of 5

ARTICLE V - Election of Officers

At the first annual meeting of the shareholders (at which a quorum shall be present), and at any special meeting provided in Article I, the Shareholders shall elect officers of the Corporation (including the President), and designate and appoint such subordinate officers and employees as it shall determine. They may also appoint an executive committee or committees from their number and define their powers and duties.

ARTICLE VI - Officers

The officers of this Corporation shall be a President, who shall be a director; a Vice President; a Secretary, who shall be responsible for Corporate Records; and a Treasurer, who shall be responsible for Corporate Accounting. The later officers may or may not be directors. Said officers shall be chosen by the Shareholders, and shall hold office for one year, and until their successors are elected and qualified.

Additional Vice Presidents may be elected from time to time as determined by the Shareholders who may also appoint one or more Assistant Secretaries, and one or more Assistant Treasurers, and such other officers and agents of the Corporation as it may from time to time determine.

Any officer or employee elected or appointed by the Shareholders may be removed at any time upon vote of the majority of all Shareholders.

The same person may hold more than one office.

In case of the absence of any officer of the Corporation, or for any other reason which the Shareholders may deem sufficient, the Shareholders may delegate the powers of duties of such officer to any other officer or to any Shareholder, provided a majority of all Shareholders concur therein.

ARTICLE VII - Duties of Officers

1.	President. The President shall preside at all meetings of shareholders and directors. He/she shall exercise, subject to the control of the shareholders of the Corporation, a general supervision over the affairs of the Corporation, and shall perform generally all duties incident to the office and such other duties as may be assigned to him/her from time to time by the Shareholders.
2.	Vice President. The Vice President shall perform all duties of the President in the absence or during any inability to act of the President, and shall have such other and further powers, and shall perform such other and further duties as may be assigned by the Shareholders.

Corporate By-Laws/Plan Professionals, Limited	February 09, 1999	page 4 of 5

3.	Secretary. The Secretary shall keep the minutes of all proceedings of the shareholders and make a proper record of the same, which shall be attested. The Secretary shall keep such books as may be required by the Shareholders, and shall generally perform such duties as may be required by the Shareholders.
4.	Treasurer. The Treasurer shall have the custody of the funds and securities of the Corporation which may come into the hands of the Treasurer, and shall do with the same as may be ordered by the Shareholders. When necessary or proper the Treasurer may endorse on behalf of the Corporation for collection, checks, notes and other obligations. The Treasurer shall deposit the funds of the Corporation to its credit in such banks and depositories as the Shareholders may, from time to time, designate. The fiscal year of the Corporation shall be co-extensive with the calendar year. The Treasurer shall submit to the Annual Meeting of the shareholders, a statement of the financial condition of the Corporation, and whenever required by the Shareholders, shall make and render a statement of the corporate accounts, and such other statements as may be required. The Treasurer shall keep in books of the Corporation, full and accurate accounts of all moneys received and paid by the Treasurer for account of the Corporation. The Treasurer shall perform such other duties as may, from time to time, be assigned to him/her by the Shareholders.

ARTICLE VIII - Order of Business

1.	Call meeting to order.
2.	Selection of Chairman and Secretary.
3.	Proof of notice of meeting.
4.	Roll call, including filing of proxies with Secretary.
5.	Appointment of tellers.
6.	Reading and disposal of previously unapproved minutes.
7.	Reports of officers and committees.
8.	If Annual Meeting, or meeting called for that purpose, election of officers.
9.	Unfinished business.
10.	New Business.
11.	Adjournment.

This order may be changed by the affirmative vote of a majority in interest of the shareholders present.

ARTICLE IX – Amendments

These regulations may be adopted, amended or repealed by the affirmative vote of a majority of the shares empowered to vote thereon at any meeting called and held for that purpose, notice of which meeting has been given pursuant to law, or without a meeting by the written assent of the owners of two-thirds of the shares of the Corporation entitled to vote thereon. Thereupon, the following written assent to the adoption of the Corporation By-Laws aforesaid was entered in these minutes and subscribed by all of the Shareholders of this Corporation.

Corporate By-Laws/Plan Professionals, Limited	February 09, 1999	page 5 of 5

ASSENT TO THE ADOPTION OF REGULATIONS

We, the undersigned, being the owners of the number of shares of the Corporation displayed opposite our respective names, do hereby assent, in writing, to the adoption of the Corporation By-Laws hereinafter set forth for the government of this Corporation.

Shareholder	Shares
Mark A. Schneider	13,959

There being no further business before the meeting, on motion of the Chairman, the same adjourned.

Date: 2/9/1999	/s/ Mark A. Schneider
Corporate Secretary

Date: 2/9/1999	/s/ Mark A. Schneider
Chairman